Exhibit 4.3

FORM 53-901F

SECURITIES ACT

MATERIAL CHANGE REPORT UNDER
SECTION 85(1) OF THE SECURITIES ACT (BRITISH COLUMBIA)
AND EQUIVALENT LEGISLATION OF OTHER JURISDICTIONS

Item 1.	REPORTING ISSUER

Cardiome Pharma Corp. 6190 Agronomy Road, 6th Floor Vancouver, BC V6T 1Z3

Item 2.	DATE OF MATERIAL CHANGE

February 4, 2005

Item 3.	PRESS RELEASE

February 4, 2005 — Vancouver, British Columbia

Item 4.	SUMMARY OF MATERIAL CHANGE

Cardiome Pharma Corp announced additional results from their recently completed 416-patial atrial arrhythmia (“AF”) clinical study, called ACT 1.

Item 5.	FULL DESCRIPTION OF MATERIAL CHANGE

See attached press release.

Item 6.	RELIANCE ON SECTION 85(2) OF THE SECURITIES ACT (BRITISH COLUMBIA) AND EQUIVALENT LEGISLATION OF OTHER JURISDICTIONS

Not Applicable.

Item 7.	OMITTED INFORMATION

Not Applicable.

Item 8.	SENIOR OFFICER

Name: Christina Yip
Title: Vice President, Finance and Administration
Phone No.: 604-677-6905

Item 9.	STATEMENT OF SENIOR OFFICER

The foregoing accurately discloses the material change referred to herein.

Dated at Vancouver, British Columbia, this 4th day of February, 2005.

CARDIOME PHARMA CORP.
Per:
Christina Yip,
Vice President, Finance and Administration

IT IS AN OFFENCE FOR A PERSON TO MAKE A STATEMENT IN A DOCUMENT REQUIRED TO BE FILED OR FURNISHED UNDER THE ACT OR THIS REGULATION THAT, AT THE TIME AND IN THE LIGHT OF THE CIRCUMSTANCES UNDER WHICH IT IS MADE, IS A MISREPRESENTATION.

FOR IMMEDIATE RELEASE      NASDAQ: CRME      TSX: COM

CARDIOME REPORTS ADDITIONAL ACT 1 CLINICAL RESULTS

Vancouver, Canada, and Deerfield, IL, USA, February 4th, 2005 Cardiome Pharma Corp (NASDAQ: CRME) (TSX: COM) and its co-development partner Fujisawa Healthcare, Inc. today announced additional results from their recently completed 416-patient atrial arrhythmia (“AF”) clinical study, called ACT 1. Top-line results for ACT 1 were announced on December 20, 2004, showing that the drug converted 52% of recent-onset patients to normal heart rhythm, while causing no side-effect arrhythmias. Data released today covered three aspects of the clinical data that were not available at the time of the announcement in December: the time to conversion, the rate of relapse to AF, and the conversion rate in the atrial flutter sub-group.

In the recent-onset AF patients dosed with intravenous RSD1235 who converted to normal heart rhythm, the median time to conversion was 11 minutes from the initiation of dosing. This study result correlates very closely with the data from Cardiome’s CRAFT Phase 2 study where the mean time to conversion was 11 minutes from the initiation of dosing.

Of those recent-onset AF patients dosed with RSD1235 who converted to normal heart rhythm within 90 minutes of the initiation of dosing, 1 of 75 patients relapsed to atrial arrhythmia within 24 hours. This relapse rate also compares well with the earlier data from the CRAFT Phase 2 study, where 0 of 11 RSD1235-dosed patients who met the primary endpoint reverted back to atrial fibrillation within 24 hours.

RSD1235 appears to be ineffective in converting atrial flutter patients to normal heart rhythm. Only 1 of 39 patients dosed with RSD1235 converted to normal heart rhythm, while 0 of 15 placebo patients converted to normal heart rhythm. In the 30 day interval following treatment administration, serious adverse events occurred in 27% of placebo patients and 18% of drug group patients. Potentially drug-related serious adverse events occurred in 0 placebo patients and in 2 patients receiving RSD1235. Patients with atrial flutter account for approximately 8% of the 2.4 million patients with atrial arrhythmia.1

In October 2003, Cardiome licensed North American rights to the intravenous formulation of RSD1235 to Fujisawa Healthcare, Inc. Cardiome retains worldwide rights to oral RSD1235 for the prevention of AF recurrence and all rights to the intravenous formulations outside of Canada, US and Mexico. Intravenous RSD1235 is currently being evaluated in two further Phase 3 clinical trials, entitled ACT 2 and ACT 3.

Cardiome has now begun clinical testing of an oral formulation of RSD1235, for potential prophylactic treatment of AF patients who have been returned to normal heart rhythm. Cardiome owns unencumbered world-wide rights to such an application of RSD1235.

AF is an arrhythmia (erratic heartbeat) of the upper storage chambers of the heart. The disease is caused by irregular electrical impulses that regulate the heart’s rate and rhythm. AF is often associated with other forms of heart disease and is a leading contributor to stroke, congestive heart failure and sudden cardiac arrest. In 1999 there were 6.2 million cases of atrial arrhythmia in the developed world. The worldwide market for drugs to treat atrial fibrillation, the main category of atrial arrhythmia, was US$1.16 billion in 1999, with approximately $800 million of this in the US alone. Currently available drugs to acutely treat AF lack sufficient efficacy and have serious safety risks. These safety issues include risk of drug induced pro-arrhythmia and other cardiac liabilities. Market growth will be driven by an aging population and safer alternatives such as RSD1235.

[1]	National Hospital Discharge Survey, 1999

Conference Call Notification

Cardiome will hold a teleconference and webcast today to discuss the results. The conference call will be held at 1:00 p.m. EST (10:00 a.m. PST), please dial 1-877-461-2815 or 416-695-5261 to access the call. There will be a separate dial-in line for analysts on which we will respond to questions at the end of the presentation. The webcast can be accessed through the “What’s New” section of Cardiome’s website at http://www.cardiome.com/new/index.php.

About Cardiome Pharma Corp.

Cardiome Pharma Corp. is a product-focused cardiovascular drug development company with three clinical drug programs, two of which focus on atrial arrhythmia (intravenous and oral dosing) and one directed at congestive heart failure.

Cardiome’s lead anti-arrhythmic product, RSD1235, is designed to be an acute-use, intravenous (IV) administration treatment for termination of atrial fibrillation (AF) and a chronic-use oral drug for the maintenance of normal heart rhythm following termination of AF. RSD1235 selectively blocks ion channels in the heart that are known to be active during episodes of AF. Controlled-release oral formulations of RSD1235 are currently being evaluated in clinical trials.

Cardiome’s lead drug in the congestive heart failure (CHF) area is oxypurinol, a xanthine oxidase inhibitor. CHF is the failure of the heart to pump blood at a rate sufficient to support the body’s needs. Oxypurinol is currently in a Phase 2 clinical trial that will evaluate the safety and effectiveness of oxypurinol in the treatment of patients with moderate to severe symptomatic CHF.

Cardiome is traded on the Toronto Stock Exchange (COM) and the NASDAQ National Market (CRME). Further information about Cardiome can be found at www.cardiome.com.

About Fujisawa Healthcare, Inc.

Fujisawa Healthcare, Inc., headquartered in Deerfield, Ill., develops, manufactures, and markets proprietary pharmaceutical products in the United States and abroad. Fujisawa Healthcare, Inc. is a subsidiary of Fujisawa Pharmaceutical Co., Ltd. based in Osaka, Japan. Fujisawa Pharmaceutical Co., Ltd., founded in 1894, is a leading pharmaceutical manufacturer with a major presence in the global market. Additional information on Fujisawa Healthcare, Inc. and its products can be found on the Internet at http://www.fujisawa.com. On April 1, 2005, Astellas Pharma Inc. will be created by the merger of Fujisawa Pharmaceutical Co., Ltd. and Yamanouchi Pharmaceutical Co., Ltd. More information regarding the formation of Astellas Pharma Inc. can be found at www.astellas.com.

For Further Information:

Don Graham	Maribeth Landwehr
Cardiome Pharma Corp	Fujisawa Healthcare, Inc.
Director of Corporate Communication	Manager, Corporate Communications
(604) 676-6963 or Toll Free: 1-800-330-9928	(847) 317-8988
Email: dgraham@cardiome.com	E-mail: mailto:maribeth_landwehr@fujisawa.com

Forward-Looking Statement Disclaimer

Statements contained in this news release relating to future results, events and expectation are forward-looking statements within the meaning of the United States Private Securities Litigation Reform Act of 1995. These forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievement of the company, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such statements. Such factors include, among others, those described in the Company’s annual report on Form 40-F. The Toronto Stock Exchange has not reviewed and does not accept responsibility for the adequacy or accuracy of this release.